Exhibit 23

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation of our report included in this Form 11-K for the month ended December 31, 2001, into UAL's previously filed Form S-8 and Post Effective Amendment No. 1 to Form S-8 Registration Statement (File No. 33-44552), Form S-8 Registration Statement (File No. 33-57331), Form S-8 Registration Statement (File No. 333-03041),  Form S-8 Registration Statement (File No. 333-63181) for the United Air Lines, Inc. Ground Employees’  401(k) Retirement Savings Plan, and Form S-8 Registration Statement (File No. 333-74206) for the United Air Lines, Inc. Ground Employees'  401(k) Retirement Savings Plan.

/s/ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

Chicago, Illinois

May 15, 2002